UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 24, 2015

Cole Real Estate Income Strategy (Daily NAV), Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55187	27-3147801
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2325 East Camelback Road, Suite 1100, Phoenix, Arizona 85016

(Address of principal executive offices)

(Zip Code)

(602) 778-8700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On March 24, 2015, the board of directors (the “Board”) of Cole Real Estate Income Strategy (Daily NAV), Inc. (the “Company”) appointed Christine T. Brown as vice president of accounting and principal accounting officer of the Company, effective immediately. Simon J. Misselbrook, the Company’s chief financial officer, treasurer and principal financial officer, had served as the Company’s principal accounting officer prior to Ms. Brown’s appointment.

Christine T. Brown, age 33, has served as vice president of accounting of the Company since March 2015, and joined Cole Capital® in October 2011. Prior to joining Cole Capital, Ms. Brown worked in the accounting and finance industry for over ten years, including working with Deloitte & Touche LLP from September 2004 to August 2006, with Countrywide Bank from August 2006 to August 2008 and with Epps Forensic Consulting PLLC from August 2008 to September 2011. Ms. Brown received a B.A. in Accounting and a B.A. in Marketing from Arizona State University. In addition, she is a Certified Public Accountant, licensed in the state of Arizona, and a Certified Fraud Examiner. She also is a member of the American Institute of Certified Public Accountants and the Association of Certified Fraud Examiners.

Ms. Brown did not enter into an employment agreement with the Company in connection with her appointment as the Company’s vice president of accounting and principal accounting officer, and the appointment of Ms. Brown as vice president of accounting and principal accounting officer of the Company was not made pursuant to any arrangement or understanding between Ms. Brown and any other person. Ms. Brown has not had any direct or indirect material interests in any transaction with the Company or to which the Company is a party or in any currently proposed transaction with the Company or to which the Company is a party.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2015	COLE REAL ESTATE INCOME STRATEGY (DAILY NAV), INC.

	By:	/s/ Christine T. Brown
	Name:	Christine T. Brown
	Title:	Vice President of Accounting
Principal Accounting Officer